Exhibit 10.2

Via E-Mail

February 21, 2024

Mr. David Willetts

Dear David:

In connection with your appointment as President and Chief Executive Officer of The Pep Boys – Manny, Moe & Jack LLC (the “Company”) and Pep Boys – Manny, Moe & Jack of Puerto Rico, Inc. (together with the Company and each of their subsidiaries, the “Company Group”), to be based in Bala Cynwyd, Pennsylvania, effective as of February 21, 2024 (the “Effective Date”), the Company is pleased to offer you the compensation terms set forth in this letter, which will supersede and replace in its entirety the terms of the offer letter from Icahn Enterprises L.P. (“IEP”) directed to you, dated December 9, 2021 (as amended or supplemented from time to time, the “Prior Employment Letter”). Pursuant to this letter, your bi-weekly base salary will continue to be $38,461.54 (annualized at $1,000,000). You will report to the Board of Directors of the Company (the “Company Board”).

In your position, you are responsible for, among other things, (i) oversight of the Company Group’s business operations, (ii) providing your expertise in connection with the current and future business activities of the Company Group and its affiliates, and (iii) performing such other duties as are customarily associated with your position and as may be reasonably requested by the Company Board. In addition, you will continue to remain as a director on the Company Board for as long as you are employed by the Company as its President and Chief Executive Officer. You acknowledge that a third director will be added to the Company Board following the Effective Date and that directors may be added or removed to the Company Board from time to time.

Your primary work location will be Bala Cynwyd, Pennsylvania and you will perform your services hereunder on a full-time basis at such location. It is expected that you will regularly report to the Company’s Bala Cynwyd, PA headquarters Monday-Friday. Given the importance of building a team, developing, and executing the strategic plans for this business, this is an on-site position in Bala Cynwyd.

In connection with your relocation to Bala Cynwyd (or its surrounding areas), the Company will pay you $50,000 (less all applicable federal, state, and local withholding taxes) as soon as practicable following the Effective Date, but in no event later than the 30th day following the Effective Date, for your moving and other relocation expenses (the “Relocation Bonus”). Notwithstanding the foregoing, if you terminate your employment with the Company or if you are terminated by the Company for Cause, in each case, prior to December 31, 2024, you will be responsible for reimbursing the Company for the full amount of the Relocation Bonus. By signing below, you authorize the Company to withhold this amount from any bonus, Paid Time Off (“PTO”) payout, and other final pay you may receive upon your termination of employment as permitted by law. If the amount withheld from your final payout is insufficient to cover the entire amount owed, you agree to reimburse the Company for the remaining balance by no later than 30 days following your separation date.

Mr. David Willetts

February 21, 2024

By your execution of this letter, you hereby resign from your position as a director on the Board of Directors of IEP (“IEP Board”) and your positions as an officer of affiliates of IEP (other than the Company) listed on Exhibit A (attached hereto) or as a director on the board of directors of such affiliates, in each case, effective as of the Effective Date (and shall execute any additional documentation reasonably requested by IEP or any such affiliate to effectuate any such resignations). However, to the extent requested by IEP, you will serve on boards of directors of companies as designated from time to time by IEP, will not resign during the then current term as a director of any such company, and will resign from any such board upon IEP’s request that you do so. Any remuneration obtained by you as a result of acting as a board member of a public company will remain your property; provided that you will not be entitled to any such remuneration for serving on the board of any company of which IEP or its affiliates beneficially own, in the aggregate, voting securities that constitute at least 40% of the vote for directors of such company. You will travel, as reasonably requested by the Company, in connection with your duties, as well as in connection with service on such boards of directors. The Company will reimburse you for travel and hotel expenses related to business travel, in accordance with the Company’s Travel and Expense Policy.

Moreover, you are expected to diligently and conscientiously devote your entire time, attention, and energies to the Company’s business and will not pursue or be actively engaged in any other business activity, except that you will be permitted to serve on civic or charitable boards and to invest passively, in each case (x) solely to the extent that you provide advance written notice to the Company of such activities, and the Company determines that such activities will not create an actual or potential conflict of interest with the Company or any of its affiliates or otherwise interfere or detract from the performance of your duties and (y) subject to the terms and conditions of the Company’s and IEP’s insider trading, ethics, and other policies.

For each calendar year of employment you complete (i.e., January 1 through December 31, or in the case of 2024, from the Effective Date through December 31, 2024), you will be eligible to receive an annual cash bonus with a target amount of $1,550,000, subject to your continued employment through the actual payment date (except with respect to the possible payment of a pro-rata bonus for the year of the termination and possible payment of any unpaid annual bonus for the year preceding the year of termination, in each case, as specifically provided for below in the event of a Company-initiated termination without Cause) and payable on the Company’s first regular payroll date in the January of the calendar year following the calendar year to which the bonus relates. For the avoidance of doubt, if your employment with the Company is terminated by the Company for Cause or by your resignation for any reason or no reason prior to the payment date, you shall forfeit any unpaid annual bonus.

Additionally, the “Deferred Units” granted pursuant to your Deferred Unit Agreement, by and between you and IEP, dated as of December 9, 2021 (as amended or supplemented, the “Deferred Unit Agreement”), shall remain outstanding and be eligible to vest (or be forfeited) in accordance with the terms and conditions of your Deferred Unit Agreement and IEP’s 2017 Long-Term Incentive Plan.

You and the Company will work together with respect to the creation and implementation of an incentive program. The Company Board will determine in its sole discretion the timing, conditions and amounts of any subsequent grants that may be made to you or other employees of the Company under such incentive program.

Mr. David Willetts

February 21, 2024

All of your compensation is subject to withholding and deductions as required by federal, state and local law.

“Cause” means, as determined by the Company in its sole discretion: (A) your willful failure to perform substantially your duties (other than any such failure resulting from incapacity due to documented Disability); (B) commission of, or indictment for, a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a crime or misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state, or local law; (C) engagement in an act of fraud or other act of willful dishonesty or misconduct toward the Company or any of its related companies or affiliates, detrimental to the Company or any of its related companies or affiliates, or in the performance of your duties; (D) negligence in the performance of your employment duties that has a detrimental effect on the Company or any of its related companies or affiliates; (E) violation of a federal or state securities law or regulation; (F) the use of a controlled substance without a prescription or the use of alcohol which, in each case, significantly impairs your ability to carry out your duties and responsibilities; (G) material violation of the policies and procedures of the Company or any of its related companies or affiliates (including, without limitation, any such policies regarding sexual harassment, discrimination, or retaliation); (H) embezzlement and/or misappropriation of property of the Company or any of its related companies or affiliates; or (I) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its related companies or affiliates.

“Disability” or “Disabled” has the meaning set forth in your Deferred Unit Agreement.

You will be eligible to participate in the Company’s PTO program, subject to the policies of the Company including any cap on accruals, which policies may change from time to time. Notwithstanding the terms of the PTO policy, you will be entitled to an aggregate of 20 PTO days annually. Your accrued PTO days, if any, with IEP shall be transferred to the Company as of the Effective Date.

The Company recognizes the need for certain team members to be readily accessible by cell phone as a part of their regular job duties. Accordingly, you will have the choice of being given a Company-paid cell phone, or you can choose to use your own personal cell phone for business use in lieu of the Company-paid plan. If you choose to use your personal cell phone, you will be provided an allowance of $50.00 per month, which is the equivalent to the cost of the Company-paid plan.

You will be eligible for medical, dental, vision, disability, and other employee benefits generally made available to employees of the Company (including participation in a 401(k) plan) subject to the terms and conditions of the applicable benefit program. You will be given full credit for purposes of your eligibility to participate in, or receive vesting under, each employee benefit plan or program maintained by the Company under which you are eligible to participate to the same extent that such credit was recognized by IEP under any comparable benefit plan or program immediately prior to the Effective Date, in each case, to the extent permitted by applicable law.

Mr. David Willetts

February 21, 2024

Additional information on the current benefit options will be provided to you under separate cover. The Company reserves the right to add, change, or terminate benefits at any time including, but not limited to, those set forth above.

As a condition of your initial and continued employment with the Company, you agree that during and after your employment: you will keep confidential and not, directly or indirectly, publish, post on your own, or disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like, all Confidential Information relating to Carl Icahn and his family, the Company and its affiliates, related, parent, and subsidiary companies, and each of their officers, directors, employees, and clients, learned in the course of your employment with the Company. “Confidential Information” includes all secret or confidential information, knowledge or data, including, without limitation, trade secrets, sources of supplies and materials, customer lists and their identity, customer information, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any intellectual property relating to the business of the Company or its affiliates, related, parent, or subsidiary companies and their respective businesses, and any personal information related to Carl Icahn and his family.

You further agree that during and after your employment you will not disparage, verbally or in writing, Carl Icahn and his family, the Company and its affiliates, related, parent, and subsidiary companies, and each of their officers, directors, employees, and clients. In addition, the confidentiality policy you previously executed while employed by IEP remains in full force and effect. However, nothing in this letter or such policy prohibits you from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, making any other disclosures that are protected under the whistleblower provisions of federal law or regulation, or exercising any protected rights you may have under Section 7 of the National Labor Relations Act. You are not required to notify the Company that you will make or have made such reports or disclosures. Non-compliance with the disclosure provisions of this letter shall not subject you to criminal or civil liability under any Federal or State trade secret law for the disclosure of a Company trade secret if the disclosure is made: (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing you in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and you do not disclose the trade secret, except pursuant to court order.

You will continue to be subject to the extent permitted by state and local law to the non-solicitation and non-competition obligations enumerated below during your employment with the Company and for a period of one year following your termination of employment.

Mr. David Willetts

February 21, 2024

•	Non-solicitation. You will not, in any capacity, either directly or indirectly, induce, encourage, or assist any other individual or entity directly or indirectly, to: (A) hire or engage any employee of the Company (or any individual who was an employee of the Company within the 12 months preceding the date such hiring or engagement occurs) or solicit or seek to persuade any employee of the Company to discontinue such employment with the Company, (B) solicit or encourage any customer of the Company or independent contractor providing services to the Company to terminate or diminish its relationship with the Company, or (C) seek to persuade any customer (or any individual who was a customer of the Company within the 12 months prior to the date such solicitation or encouragement commences or occurs, as the case may be) or prospective customer of the Company to conduct with anyone else any business or activity that such customer or prospective customer conducts or could conduct with the Company, or (D) attempt to divert, divert, or otherwise usurp any actual or potential business opportunity or transaction that you learned about during your employment with the Company. For purposes of this paragraph, (i) references to the Company include the Company Group and its affiliates or subsidiaries, and (ii) “in any capacity” includes, but is not limited to, as an employee, independent contractor, volunteer, or owner.

•	Non-competition. You will not, as principal, agent, owner, employee, director, partner, investor, shareholder (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, advisor, or otherwise howsoever participate in, act for, or on behalf of, or for the benefit of, own, operate, carry on or engage in the operation of or have any financial interest in or provide in any manner, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any person carrying on or engaged in any business that is similar to or competitive with the business conducted by IEP or any of its subsidiaries during or on the date of termination of your employment.

•	Acknowledgement. You agree and acknowledge that the restrictive covenants set forth above (including, without limitation, the confidentiality, non-solicitation and non-competition provisions) are reasonable as to duration, terms, and geographical area and that they protect the legitimate interests of the Company and its affiliates and subsidiaries, impose no undue hardship on you, are not injurious to the public, and that any violation of these provisions shall be specifically enforceable in any court with jurisdiction upon short notice. You agree and acknowledge that any breach of these provisions shall cause irreparable injury to the Company and its affiliates and subsidiaries and upon breach of any such provision, the Company and/or its affiliates and subsidiaries shall be entitled to obtain injunctive relief, specific performance, or other equitable relief or pursue any remedies or relief available to them in law or equity (including, without limitation, monetary damages). If any of these provisions are adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision set forth herein. If the scope of any provision (or any part thereof) is too broad to permit enforcement to its fullest extent, you agree that the court making such determination shall have the power to reduce the duration, area, and/or other aspects of the provision to the extent necessary to permit enforcement, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

Mr. David Willetts

February 21, 2024

This letter does not constitute an employment agreement or contract. You understand that your employment is “at will” and can be terminated, with or without Cause and with or without notice, at any time. Nothing contained in this letter shall limit or otherwise alter the foregoing.

If the Company terminates your employment for any reason, you will be entitled to receive any base salary earned for periods prior to the cessation of your employment and not yet paid through the date of cessation of employment as well as any accrued paid time off, other accrued health or welfare benefits, or vested Company 401(k) plan benefits.

If the Company terminates your employment without Cause at any time or in the event of your death or Disability, then (in each case, subject to your or your estate’s timely execution of the Company’s standard form of general release of all claims and agreement containing non-disparagement and other restrictive covenant provisions):

(x)       a pro-rata portion of the target bonus amount for the calendar year in which such termination occurred will become payable to you not later than 45 days following such termination;

(y)       the annual target bonus amount for the calendar year preceding the calendar year in which such termination occurred, solely to the extent such bonus is unpaid, will become payable to you at the time annual bonuses are paid to other executives of the Company; and

(z)       a portion of the pro-rata Deferred Units (calculated in accordance with the Deferred Unit Agreement (the “Pro Rata Deferred Units”)) shall be eligible to vest in accordance with the terms and conditions of the Deferred Unit Agreement (with the remaining portion forfeited).

You will not be eligible to receive any other severance or similar payments or benefits other than the pro-rata vesting of the target bonus, prior year’s annual bonus and the Pro-rata Deferred Units, in each case, as described above, and will not be entitled to participate in the Company’s severance pay plan or any other severance plan or program maintained by the Company or its affiliates.

You hereby represent and warrant that since the commencement of your employment with IEP, you have not taken any actions, or failed to take any actions, that would constitute “Cause” as defined in this letter. You hereby represent and warrant that you are under no contractual or legal commitments that would prevent you from fulfilling your duties and responsibilities for the Company, including without limitation any employment, consulting, confidentiality, non-competition, trade secret, or similar agreement to which you are a party, nor any judgment, order, decision, or decree to which you are subject. You warrant that you are free to enter into this employment arrangement and to perform the services contemplated herein. You are not currently (and will not, to your best knowledge and ability, at any time during employment with the Company be) subject to any conflicting agreement, understanding, obligation, claim, litigation, or condition from any third party. You further agree and covenant that you will not improperly use or disclose in connection with your employment with the Company any confidential, proprietary or trade secret information of any former employer or third party and will not bring onto Company premises or copy onto Company equipment or systems any unpublished documents, data, or information of any former employer or third party. You further represent and warrant to the Company that you are not currently and have never been the subject of any allegation or complaint of harassment or discrimination in connection with prior employment or otherwise, and you have not been a party to any settlement agreement or nondisclosure agreement relating to such matters.

Mr. David Willetts

February 21, 2024

Your employment will be subject to other policies, terms, and conditions that may be established or modified by the Company from time to time. By signing below, you acknowledge that no representations, oral or written, express or implied, have been made by the Company as to any minimum or specified term or length of employment or that you may be terminated only for Cause or only after the Company engages in corrective action or counseling.

As of the Effective Date, in addition to this letter amending and restating the Prior Employment Letter in its entirety, by IEP’s signature below, IEP hereby assigns, and the Company hereby accepts, all of IEP’s rights and obligations under the Prior Employment Letter, as amended and restated by this letter, and you expressly acknowledge and agree that (x) from and after the Effective Date, IEP shall cease to have any liability or obligation hereunder or thereunder (except with respect to the Deferred Units (to the extent provided above), and (y) you have no rights or entitlements to compensation or benefits of any kind from IEP (other than any accrued salary from IEP up to the day immediately preceding the Effective Date, any accrued and vested benefits pursuant to a tax-qualified retirement plan sponsored by IEP or your Deferred Units, to the extent provided above, collectively, the “Accrued Benefits”). Nothing herein shall be construed as limiting IEP from allocating or assigning the costs or payment obligations associated with the Deferred Units (or any portion thereof) to the Company. You also represent and warrant that you have no claims of any kind whatsoever against the IEP or any of their affiliates and, in consideration of the provisions herein and other valuable consideration, you hereby release and forever discharge IEP and their affiliates from any and all actions, causes of action, suits, debts, claims and demands that may be legally waived by private agreement, in law or in equity, which you ever had, or may now have, with respect to any aspect of your employment by IEP and/or separation of employment from IEP, whether known or unknown to you at the time of execution of this letter, except with respect to your Accrued Benefits. In connection with your resignation from IEP, you acknowledge and agree that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, computer, software, intellectual property or any other type of property relating to the businesses of IEP and its affiliates, in whatever form (including electronic), and all copies thereof (“IEP Property”), that were received or created by you while employed by IEP are and shall remain the property of IEP and its affiliates, and as soon as practicable following the Effective Date, you shall immediately return the IEP Property (other than the Company’s property) to IEP or its affiliates (as applicable), or at IEP’s election, destroy such IEP Property.

Mr. David Willetts

February 21, 2024

Notwithstanding any provision to the contrary, all provisions of this letter will be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or to be exempt from Section 409A to the extent an exemption is applicable. For purposes of the limitations on non-qualified deferred compensation under Section 409A, each payment of compensation under this letter will be treated as a right to receive a series of separate payments of compensation and, accordingly, each such installment payment will at all times be considered a separate and distinct payment as permitted under Section 409A. Where this letter specifies a period for payment, the time of payment will be determined within such period in the sole discretion of the Company and consistent with the applicable provisions hereof. You acknowledge that in no event whatsoever will the Company or any of its current or future affiliates or their respective advisors, agents, attorneys, representations or successors be liable for any additional tax, interest, or penalties that may be imposed on you by Section 409A, or any damages for failing to comply with Section 409A.

During and following the termination of your employment with the Company (regardless of the reason for your termination of employment with the Company and which party initiates the termination of employment with the Company), you agree to cooperate with and make yourself readily available to the Company, IEP and their respective affiliates, and the General Counsel (or equivalent position) and/or external legal counsel to each such entity, as the Company and/or IEP may reasonably request, to assist each such entity in any matter regarding such entity, including giving truthful testimony in any litigation, potential litigation or any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings involving such entity over which you have knowledge, experience or information. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of such entities. The Company and/or IEP or such other entity, as applicable, shall reimburse any reasonable expenses incurred by you as a consequence of complying with your obligations under this clause.

If you have any questions on this offer, please feel free to contact me. We look forward to your continued success with our team in your new role!

[signature page follows]

Very truly yours,

The Pep Boys – Manny, Moe & Jack LLC
Pep Boys – Manny, Moe & Jack of Puerto Rico, Inc.

By:	/s/ Matthew C. Flannery
Matthew C. Flannery
Chief Legal Officer & Secretary

Solely for purposes of the Deferred Units and the penultimate paragraph set forth above:

Icahn Enterprises L.P.

By:	/s/ Ted Papapostolou
Ted Papapostolou
Chief Financial Officer

Agreed and Acknowledged:

/s/ David Willetts
David Willetts

February 21, 2024
Date

[Signature Page to Offer Letter – D. Willets]